For Immediate Release

U.S. ENERGY CORP. ENTERS INTO ACQUISITION, EXPLORATION AND DEVELOPMENT AGREEMENT

COMPANY TO OPERATE DRILLING PROGRAM

RIVERTON, Wyoming – January 31, 2011 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today announced it has entered into an acquisition, exploration and development agreement with a private party in an oil and gas prospect located in Southeast Colorado.

Under the terms of the agreement, the Company acquired an 80% working interest in approximately 3,000 net acres.  The Company has also agreed to carry the seller for their 20% working interest to casing point in the initial well.  The dry hole cost of the well is estimated to be $250,000.  USE will be the operator of the project and the initial well is planned to be spud in the second quarter of 2011.  All subsequent wells will be drilled on a heads up basis.  The prospect is a Mississippian target with an expected total drilling depth of approximately 6,500 feet.

The prospect has geophysical features similar to the nearby Brandon Field which has produced in excess of 11 million barrels of oil from the Mississippian formation and had average EURs of ~250,000 BOE per well.  The Brandon field was drilled on 40 acre spacing.  Geologic evaluation and current spacing suggest potential for ~40 gross well locations, based on drilling success.

“We are pleased to announce a new joint venture where the Company will operate in an area with considerable resource potential based on our preliminary geologic and 2D seismic analysis,” said Keith Larsen, CEO of U.S. Energy Corp.  “We are now actively staffing up to transition into operations on our own behalf as well as increase our conventional and non-conventional prospect leasing activities,” he added.

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Press Release
January 31, 2011

Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,"”target,” “goal,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells, its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells (referenced in this press release) will be productive. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009 and the Form 10-Q filed November 8, 2010.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
reggie@usnrg.com